Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "GREENKISSNY INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF MAY, A.D. 2015, AT 3:36 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5693061 8100

150601594

AUTHENTICATION: 2344991

DATE: 05-04-15

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:41 PM 05/01/2015
FILED 03:36 PM 05/01/2015
SRV 150601594 - 5693061 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GREENKISSNY INC.

GreenKissNY Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

A. The name of the Corporation is GreenKissNY Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 13, 2015.

B. This Amended and Restated Certificate of Incorporation has been duly adopted by written consent of the directors and stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and restates, integrates and amends the provisions of the Corporation.

C. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed this 21st day of April, 2015 by the undersigned who affirms that the statements made herein are true and correct.

By: [signature]
Ann Anderson
President and Chief Executive Officer

EXHIBIT A

FIRST: The name of the corporation is GreenKissNY Inc. (the "Corporation").

SECOND: The address of the registered office of the corporation in the State of Delaware is 310 Alder Road, P.O. Box 841, City of Dover, County of Kent, Delaware, 19904 and the name of the registered agent of the corporation in the State of Delaware at such address is Agents for Delaware Corporations, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

FOURTH: The Corporation is to have perpetual existence.

FIFTH: The total number of shares of capital stock which the Corporation shall have authority to issue is: one hundred ten million (110,000,000). These shares shall be divided into two classes with one hundred million (100,000,000) shares designated as common stock at $0.00001 par value per share (the "Common Stock") and ten million (10,000,000) shares designated as blank-check preferred stock at $0.00001 par value per share (the "Preferred Stock").

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its

stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.